Exhibit 10.2

TRI POINTE HOMES, INC.

2013 LONG-TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

TRI Pointe Homes, Inc., a Delaware corporation (the “Company”), hereby grants to [                ] (the “Holder”) as of [                , 20        ] (the “Grant Date”), pursuant to the terms and conditions of the TRI Pointe Homes, Inc. 2013 Long-Term Incentive Plan, as amended (the “Plan”), a performance-based restricted stock unit award (the “Award”) with respect to [                ] shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock” and the units of Common Stock subject to the Award, the “Award Units”), upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”). Capitalized terms used in this Agreement and not defined herein or set forth in Attachment A have the respective meanings given to them in the Plan.

1. Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing it in the space provided below and returning such original execution copy to the Company, or by approving this Agreement by electronic means in a manner that has been approved by the Company.

2. Rights as a Stockholder. Each Award Unit shall represent the Holder’s right to receive one share of the Company’s Common Stock if and to the extent that such Award Units become vested pursuant to the terms and conditions of this Agreement and the Plan. The Holder shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a stockholder of record with respect to such shares. As of each date on which the Company pays a cash dividend to record owners of shares of Common Stock (a “Dividend Date”), then the number of Award Units and shares subject to the Award shall increase by (i) the product of the total number of shares subject to the Award immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such Dividend Date, divided by (ii) the Fair Market Value of a share of Common Stock on such Dividend Date. Any such additional Award Units and shares shall be subject to the same restrictions, vesting conditions and payment terms set forth herein as the shares to which they relate.

3. Performance Period and Vesting.

3.1 Performance-Based Vesting Conditions. The Award granted pursuant to this Agreement shall constitute a Performance Award (as defined in the Plan). Except as otherwise provided in this Section 3, if and to the extent that all or a portion of the Award (as determined in accordance with the provisions of Attachment B) shall vest on the Vesting Date as a result of the Company satisfying the Performance Measures set forth in Attachment B to this Agreement over the Performance Period, the Holder shall become vested in the Award Units, or the applicable portion thereof, if any, on the Vesting Date, provided that the Holder remains continuously employed by the Company through the Vesting Date. As used herein, (i) the term

“Performance Period” shall mean the three (3)-year period beginning on [                ] and ending on [                ] and (ii) the term “Vesting Date” shall mean [                ]. If the Performance Period is shortened pursuant to Section 3.2 as a result of a Change in Control, appropriate adjustments to the performance targets, performance periods and the determination of actual performance shall be made by the Committee in order to carry out the intent of this Agreement.

3.2 Change in Control and Acceleration. In the event a Change in Control occurs after the first day of the Performance Period but prior to the end of the Performance Period, the Performance Period shall terminate on the closing date of the Change in Control transaction and the following provisions shall apply:

3.2.1 If (a) the closing of the Change in Control transaction occurs on or before the twelve (12)-month anniversary of the first day of the Performance Period, (b) the Holder remains continuously by the Company through the date of the closing of the Change in Control transaction, and (c) the Award is not assumed in full by the acquiring or successor company or its affiliate upon the closing of the Change in Control or otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control transaction, 50% of the Award Units shall vest as of the date of the closing of the Change in Control.

3.2.2 If (a) the closing of the Change in Control transaction occurs on or before the twelve (12)-month anniversary of the first day of the Performance Period, (b) the Holder remains continuously employed by the Company through the date of the closing of the Change in Control transaction, and (c) the Award is assumed in full by the acquiring or successor company or its affiliate upon the closing of the Change in Control, or is otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control transaction, 50% of the Award Units may become vested in accordance with the provisions of the last sentence of this Section 3.2.2. If (i) the Holder remains continuously employed by the Company or its successor-in-interest or an affiliate thereof through the Vesting Date, 50% of the Award Units shall become fully vested effective as of the Vesting Date or (ii) if the Holder suffers a Qualifying Termination before the Vesting Date, 50% of the Award Units shall become vested upon the effective date of such Qualifying Termination.

3.2.3 If (a) the closing of the Change in Control transaction occurs after the twelve (12)-month anniversary of the first day of the Performance Period, (b) the Holder remains continuously employed by the Company through the date of the closing of the Change in Control transaction, and (c) the Award is not assumed in full by the acquiring or successor company or its affiliate upon the closing of the Change in Control or otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control transaction, the Award shall vest as of the date of the closing of the Change in Control, but only with respect to a number of Award Units equal to the Change in Control Units.

3.2.4 If (a) the closing of the Change in Control transaction occurs after the twelve (12)-month anniversary of the first day of the Performance Period, (b) the Holder remains continuously employed by the Company through the date of the closing of the Change in Control transaction, and (c) the Award is assumed in full by the acquiring or successor company or its affiliate upon the closing of the Change in Control, or is otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control transaction, the Award Units may become vested in accordance with the provisions of the last sentence of this Section 3.2.4, but only with respect to a number of Award Units equal to the Change in Control Units. If (i) the Holder remains continuously employed by the Company or its successor-in-interest or an affiliate thereof through the Vesting Date, such Change in Control Units shall become fully effective as of the Vesting Date or (ii) if the Holder suffers a Qualifying Termination before the Vesting Date and the Holder remains continuously employed by the Company or its successor-in-interest or an affiliate thereof through the date of such Qualifying Termination, the Change in Control Units shall become vested upon the effective date of such Qualifying Termination.

3.2.5 The portion of the Award Units that do not vest in the event of a Change in Control pursuant to Sections 3.2.1, 3.2.2, 3.2.3 or 3.2.4 (i.e., the total number of Award Units less the number of Award Units that become vested pursuant Sections 3.2.1, 3.2.2, 3.2.3 and 3.2.4) shall be cancelled and forfeited by the Holder for no consideration on the date of the Change in Control.

3.3 Termination of Employment; Death or Disability; Failure to Satisfy Performance Measures.

3.3.1 Except as otherwise provided in Section 3.2 or in Section 3.3.2, if the Holder’s employment terminates prior to the Vesting Date for any reason, then the entire Award shall be immediately forfeited by the Holder for no consideration and cancelled, effective as of the date of the Holder’s termination of employment.

3.3.2 If the Holder dies or becomes Disabled before the Vesting Date, the Pro-Rated Portion of the Award Units shall become vested upon the date of the Holder’s death or the date on which the Holder became Disabled, whichever occurs first. The balance of the Award Units shall be cancelled and forfeited by the Holder for no consideration effective as of the date of the Holder’s death or the date on which the Holder became Disabled, whichever occurs first.

3.3.3 If the Holder remains continuously employed by the Company through the Vesting Date, but the TSR for the Company for the Performance Period does not equal or exceed the Maximum Performance Level as set forth on Attachment B to this Agreement and the Holder thus does not become vested in 100% of the Award Units, then any Award Units in which the Holder does not become vested pursuant to the Performance Measures set forth in said Attachment B shall be immediately forfeited by the Holder for no consideration and cancelled, effective as of the last day of the Performance Period.

4. Delivery of Certificates. Subject to Section 6, as soon as practicable after the vesting of Award Units, in whole or in part, but in no event later than March 15 of the calendar year immediately following the year in which Award Units become vested, the Company shall (i) deliver or cause to be delivered one or more certificates issued in the Holder’s name (or such other name as is acceptable to the Company and designated in writing by the Holder), or (ii) issue in book entry form registered in the name of the Holder (or such other name as is acceptable to the Company and designated in writing by the Holder) a written or electronic notice or statement representing the number of vested shares represented by such vested Award

Units. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 6. Prior to the issuance to the Holder of the shares of Common Stock subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Company or in such shares of Common Stock, and will have the status of a general unsecured creditor of the Company.

5. Transfer Restrictions and Investment Representation.

5.1 Nontransferability of Award. The Award may not be transferred by the Holder other than by will or the laws of descent and distribution, pursuant to the designation of one or more beneficiaries on the form prescribed by the Company, a trust or entity established by the Holder for estate planning purposes, a charitable organization designated by the Holder or pursuant to a qualified domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence, the Award and the Award Units may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award or the Award Units in violation of this Agreement or the Plan, the Award and the Award Units and all rights hereunder shall immediately become null and void.

5.2 Investment Representation. The Holder hereby represents and covenants that (a) any share of Common Stock acquired upon the vesting of the Award Units will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of vesting of any shares of Common Stock hereunder or (y) is true and correct as of the date of any sale of any such share, as applicable. As a further condition precedent to the delivery to the Holder of any shares of Common Stock subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.

5.3 Additional Restrictions. If the Holder is, or becomes, a person subject to any policy of the Company providing for recoupment of performance based compensation in the event of a restatement of the Company’s financial results, then Holder agrees the Award and the Award Units (and any shares of Common Stock issued with respect thereto) will be subject to such recoupment policy. The Company may impose, and Holder agrees to be bound by, such restrictions, conditions or limitations as the Company determines appropriate as to the timing and manner of any resales or other transfers of any Award Units (and any shares of Common Stock issued with respect thereto) as to which transferability restrictions have lapsed as provided under this Agreement, including without limitation (a) restrictions under an insider trading or other Company policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Holder and others following a public offering of the Company’s securities, (c) stock ownership or holding requirements and (d) the required use of a specified brokerage firm for such resales or other transfers.

6. Additional Terms and Conditions of Award.

6.1 Withholding Taxes. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock upon the vesting of the Award Units, payment by the Holder of such Award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award (the “Required Tax Payments”). The Holder may satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered or an amount of cash which would otherwise be payable to the Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments or (4) any combination of (1), (2) and (3). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder.

6.2 Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the terms of this Award, including the number and class of securities subject hereto, shall be appropriately adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of participants. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

6.3 Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Common Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

6.4 Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

6.5 Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Holder or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on all parties.

6.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Holder and his or her heirs, executors, administrators, successors and assigns.

6.7 Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to TRI Pointe Homes, Inc., Attn: Chief Financial Officer, 19540 Jamboree Road, Suite 300, Irvine, California 92612, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

6.8 Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.9 Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, including without limitation, Section 4.2 relating to terms of Performance Award and Section 5.8 relating to a Change in Control, and shall be interpreted in accordance therewith. To the extent of any inconsistency between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.

6.10 Entire Agreement. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.

6.11 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

6.12 Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Holder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.13 Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

6.14 Section 409A. This Agreement will be interpreted in accordance with Section 409A of the Code, to the extent applicable, including without limitation any Treasury Regulations or other Department of Treasury guidance that may be issued or amended after the date hereof, and will not be amended or modified in any manner that would cause this Agreement to violate the requirements of Section 409A. If, following the date hereof, the Committee determines that the Award may be subject to Section 409A, including such Department of Treasury guidance as may be issued after the date hereof, the Committee may, in its discretion, adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A. Notwithstanding anything to the contrary in the Plan or in this Agreement, the Holder agrees that the Holder (or the Holder’s estate or permitted beneficiary(ies)) will be solely responsible for the satisfaction of all taxes, interest and penalties that may be imposed on the Holder or for the Holder’s account in connection with this Award (including, without limitation, any taxes, interest and penalties under Section 409A), and neither the Company nor its Affiliates will have any obligation to reimburse, indemnify or otherwise hold the Holder (or the Holder’s estate or permitted beneficiary(ies)) harmless from any or all of such taxes, interest or penalties.

TRI POINTE HOMES, INC.

By:
Name:
Title:

Accepted this day of , 20

Employee

Attachment A

DEFINITIONS

For purpose of this Agreement, the following terms shall have the meanings set forth below:

“Beginning Average Market Value” means, with respect to the Company, or a company in the Company’s Peer Group, the average closing price per share of the Company’s Common Stock (or of the common stock of such other company, as applicable) as reported by the New York Stock Exchange (or, if the Common Stock, or the common stock of a company in the Company’s Peer Group, is not then listed on the New York Stock Exchange, the principal national stock exchange or other trading market on which the Common Stock or such common stock is traded) for each of the trading days in the thirty (30) calendar day period ending on and including the first day of the Performance Period.

“Change in Control Units” in the event a Change in Control is consummated during the Performance Period but before the Vesting Date, Change in Control Units means the total number of Award Units, multiplied by the percentage in the column labeled “Percentage of Award That Vests” (which may be 0%, if applicable), as set forth in Attachment B (based on the actual Performance Level set forth in Attachment B as determined by the TSR Percentile achieved by the Company through the closing date of the Change in Control as if the closing date of the Change in Control were the last day of the Performance Period).

“Disabled” means (a) “disabled,” disability” or any substantially similar term as defined in the Holder’s employment agreement, if applicable, or (b) if the Holder is not a party to an employment agreement or if his or her employment agreement does not have such a definition, the following: means that the Holder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of one hundred eighty (180) days or more. Whether the Holder has become Disabled and the date on which the Holder became Disabled shall be determined by the Committee.

“Ending Average Market Value” means, with respect to the Company, or a company in the Company’s Peer Group, the average closing price per share of the Company’s Common Stock (or of the common stock of such other company, as applicable) as reported by the New York Stock Exchange (or, if the Common Stock, or the common stock of a company in the Company’s Peer Group, is not then listed on the New York Stock Exchange, the principal national stock exchange or other trading market on which the Common Stock or such common stock is traded) for each of the trading days in the thirty (30) calendar day period ending on and including the last day of the Performance Period.

“Misconduct” means (a) “Cause” as defined in the Holder’s employment agreement, if applicable, or (b) if the Holder is not a party to an employment agreement or if his or her employment agreement does not have a definition of “cause”, the following: (i) the Holder’s breach of any agreement with the Company (or its successor-in-interest), (ii) the Holder’s failure or refusal to satisfactorily perform the duties reasonably required of him or her as an employee to the Company (or its successor-in-interest), (iii) the Holder’s commission of any act of fraud, embezzlement, dishonesty or insubordination, (iv) the Holder’s unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or its successor-in-interest), (v) the Holder’s breach of a policy of the Company (or its successor-in-interest) or the rules of any governmental or regulatory body applicable to the Company (or its successor-in-interest) or (vi) any other misconduct by such person which has, or could have, an adverse impact on the business, reputation or affairs of the Company (or its successor-in-interest).

“Performance Measures” means the Performance Measures set forth on Attachment B to this Agreement.

“Pro-Rated Portion” means the number of Award Units determined as of the date of (i) the Holder’s death before the last day of the Performance Period or (ii) the date on which the Holder became Disabled before the last day of the Performance Period, which number shall be equal to 50% of the number of Award Units granted pursuant to this Agreement, multiplied by a fraction, the numerator of which is the number of days from the Grant Date through and including the date of the Holder’s death or Disability before the Vesting Date, whichever occurs first, and the denominator of which shall be the total number of days from the Grant Date to the Vesting Date.

“Qualifying Termination” means any termination of the service of the Holder that occurs within three (3) months prior to or within twenty-four (24) months following a Change in Control, by reason of the Holder’s dismissal or discharge by the Company (or its successor-in-interest) for reasons other than Misconduct.

“Total Shareholder Return” or “TSR” with respect to the Company or a company in the Company’s Peer Group, as applicable, means the percentage change (positive or negative) in the Common Stock price (or common stock price of a member of the Peer Group, as applicable) over the Performance Period, determined by dividing (i) the difference obtained by subtracting (A) the Beginning Average Market Value, from (B) the sum of (I) Ending Average Market Value plus (II) all cash dividends for the Performance Period, assuming same day reinvestment into Common Stock (or common stock of the applicable member of the Peer Group) on the applicable ex-dividend date, by (ii) the Beginning Average Market Value. TSR shall be equitably adjusted to reflect stock dividends, stock splits, reverse stock splits, recapitalizations, spin-offs and other corporate changes having similar effect.

“TSR Percentile” means the percentile rank of the TSR for the Company during the Performance Period relative to the TSR for the fifteen (15) companies listed on Attachment C (the “Peer Group”) during the Performance Period; provided, however, that for purposes of measuring the TSR Percentile, the Committee shall have the right to make adjustments to the Peer Group based on developments that occur during the Performance Period, such as removing from the Peer Group, retroactively to the beginning of the Performance Period, any company no longer existing as an independent entity or which has announced it is being acquired.

Attachment B

PERFORMANCE MEASURES

Performance Level	The Company’s TSR Percentile on Vesting Date	Percentage of Award That Vests

Maximum	[ ] TSR Percentile and above	100%
Target	[ ] TSR Percentile	50%
Threshold	[ ] TSR Percentile	25%
Below Threshold	Below [ ] TSR Percentile	0%

The percentage of the Award that vests if the Company’s TSR Percentile at the end of the Performance Period is between the “Threshold” and “Target” or “Target” and “Maximum” performance levels, as applicable, shall be determined by straight line interpolation. The Committee shall determine the portion of the Award that shall vest and become exercisable by multiplying the “Percentage of Award That Vests,” set forth above, by the number of units subject to this Agreement. However, if the Company’s TSR as of the end of the Performance Period is a negative number, the maximum Percentage of Award That Vests will be 50% regardless of the Company’s TSR Percentile.

Attachment C

PEER GROUP

Company Name

D.R. Horton, Inc.

Lennar Corp.

PulteGroup, Inc.

NVR, Inc.

Toll Brothers, Inc.

Taylor Morrison Home Corp.

KB Home

The Ryland Group, Inc.

Hovnanian Enterprises, Inc.

Standard Pacific Corp.

Meritage Homes Corp.

M.D.C. Holdings, Inc.

Beazer Homes USA, Inc.

Brookfield Residential Properties, Inc.

M/I Homes, Inc.